Exhibit 99.1

Identix Reduces Quarterly Cash Burn by Approximately $600,000 Through Buyout of
  Remaining Lease Obligation on Vacated Northern California Office Facilities

     MINNETONKA, Minn.--(BUSINESS WIRE)--Dec. 16, 2004--

        Cash Savings of Approximately $1.6 Million Expected to Result in Gain of $1.1 Million, or $0.01 per share, in the Company's Fiscal 2005
                     Second Quarter Ending December 31, 2004

     Identix Incorporated (Nasdaq:IDNX), the world's leading multi-biometrics security technology company, said today that it has entered into an agreement with Vasona Business Park (VBP) to terminate Identix' current lease obligations related to the Company's dormant office and manufacturing facilities in Los Gatos, California. Identix will pay VBP, the lessor of the facilities, a one time sum of $5.25 million in return for the early termination and release of Identix' obligations under the lease. The Los Gatos facilities, which have been vacant since the Company relocated its corporate headquarters and manufacturing operations to Minnetonka, MN following its merger with Visionics Corporation in June 2002, consist of approximately 33,000 square feet. Identix would have been obligated to make payments in excess of $6.8 million over the remaining term of the lease, which would have ended in December 2007.
     Identix CFO Elissa Lindsoe commented, "We believe this is a smart deal for both Identix and VBP. Although we have been actively and aggressively marketing this property, the market for commercial office space in the Silicon Valley area has been extremely slow since we vacated in mid-2002, and remains extraordinarily weak today. With one of our most important objectives being the continuing prudent management of our cash balances, we believe this is an opportune time to enter into this transaction, which will result in an approximate annual return on our investment of 18%. Importantly, this buyout enables us to conserve approximately $1.6 million in cash over the next three years. This early termination arrangement also relieves the Company of potential additional costs, expenses and resource allocation associated with ongoing building maintenance, repairs and utilities.
     "Based on this transaction," Lindsoe continued, "Identix will record a one-time payment of $5.25 million in our fiscal third quarter ending March 31, 2005. Beginning January 1, 2005, we will immediately begin reducing our quarterly cash usage by approximately $600,000 per quarter. Additionally, we expect to improve by $0.01 the previously provided range of bottom line expectations for the quarter ending December 31, 2004, as the result of the recouping of $1.1 million of previously reserved funds related to our ongoing lease obligations."

     About Identix Incorporated

     Identix Incorporated (Nasdaq:IDNX) is the world's leading multi-biometric technology company. Identix provides fingerprint, facial and skin biometric technologies, as well as systems, and critical system components that empower the identification of individuals in large-scale ID and ID management programs. The Company's offerings include live scan systems and services for biometric data capture, mobile systems for on-the-spot ID, and backend standards-based modules and software components for biometric matching and data mining. Identix products are used to conduct background checks, speed travel and commerce via secure identification documents, prevent identity fraud in large-scale government and civil ID programs, and control access to secure areas and networks. With a global network of partners, such as leading system integrators, defense prime contractors and OEMs, Identix serves a broad range of markets including government, law enforcement, gaming, finance, travel, transportation, corporate enterprise and healthcare.

     More information on Identix can be accessed via the Company web site at http://www.identix.com.

     Statements in this release that relate to future plans, events or performance are forward-looking statements reflecting management's current expectations, assumptions and estimates of future performance and economic conditions. All forward-looking statements are made in reliance on the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Identix cautions investors that forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Such risks and uncertainties are identified in the Company's SEC filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

     CONTACT: Identix Incorporated, Minnetonka
              Damon Wright, 952-979-8485
              damon.wright@identix.com